EXHIBIT 99.1


For:                                              From:
Educational Video Conferencing, Inc.              Gregory FCA Communications
For More Information Contact:                     Analyst Contact:
Dr. Arol I. Buntzman                              David Evanson
Chairman & Chief Executive Officer                610/642-8253
914/787-3500                                      devanson@gregoryfca.com
www.enterclass.com



For Immediate Release

       EVCI Completes Acquisition, Expanding Its Profitable Post-Secondary
                      College and Career Education Business


Yonkers, New York, July 9, 2001 -Educational Video Conferencing, Inc. (Nasdaq:
EVCI; PCX: EVI; BSE: EVI) announced the acquisition of ICTS, Inc. (ICTS), (www.icts.com), operator of a chain of information technology certification centers. The transaction was completed as of July 1, 2001.

ICTS owns information technology training and certification centers in Atlanta, GA, Baltimore, Md, Alexandria, VA, and Hampton, VA. In addition, ICTS offers on-site IT training to employers and recently began offering IT courseware on line.

ICTS provides a wide range of certified training and certification programs in database, network engineering/administration, web site design, and e-commerce. Its eighteen different certification programs include MCSE (Microsoft Certified Systems Engineer), CCNP (Cisco Certified Network Professional), and CIW (Certified Internet Webmaster). A majority of ICTS' programs have been successfully reviewed by the American Council on Education (ACE) and have been granted "ACE Credit Recommendations" so that ICTS students may have the opportunity to transfer certification credits when seeking college degrees and thus pursue higher education goals. ICTS offers IT training through its college


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and university partnerships (CUPS). Dr. John McGrath, EVCI's President, commented: "CUPS gives ICTS access to area colleges. Offering IT training adjacent to large, vocationally oriented student populations is exceptionally efficient in terms of marketing and operations. Our partnerships with higher education institutions should provide opportunities for ICTS to expand its CUPS."

McGrath concluded: "Notwithstanding today's economic slowdown, according to an April 2001 report from the Information Technology Association of America (ITAA), the demand for IT workers substantially exceeds the availability of qualified IT workers. Computer certification of a job applicant is virtually as important as a bachelor's degree to hiring managers." ITAA specifically reported that the demand for IT employees in private companies of 50 employees or more will increase by over 900,000 positions this calendar year and that over 425,000 of these positions will remain unfilled due to a lack of skilled and qualified candidates.

The opportunity to acquire ICTS came about because of a relationship with First Analysis Corporation, a research and private equity firm based in Chicago. According to Mark Farano, an analyst at First Analysis, specializing in analyzing the education industry, "We believe IT training will continue to provide growth opportunities for entrepreneurs and investors. We believe the management experience of EVCI, illustrated by their success at Interboro, and EVCI's network of partnerships in higher education, positions the company to capitalize on the ICTS franchise and profitably develop that business." Private equity funds managed by First Analysis were early investors in ICTS and will have a derivative equity interest in EVCI following the transaction.


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According to Dr. Arol Buntzman, chairman and chief executive officer of EVCI,
"The acquisition of ICTS is consistent with EVCI's strategy of growing the on-campus segment of our business through internal expansion and the acquisition of colleges and professional educational organizations, especially those we believe have substantial potential and are well priced."

For the last two calendar years, ICTS' revenues were approximately $8.7 Million and $11.0 Million, and its losses were approximately 19.8% and 16.9% of revenues. ICTS expects that during the first six months of 2001, on an annualized basis, revenues continued to increase while losses as a percentage of revenue continued to decline.

For their ICTS shares, the sellers received warrants to purchase 500,000 shares of EVCI's common stock at $1.00 per share and 200,000 shares at $3.00 per share, and will be entitled to receive a portion of ICTS' free cash flow.

Buntzman further commented, "We are developing an operating plan to make ICTS profitable, as soon as we can, while continuing to conserve our cash resources. The operating plan includes cost reduction and revenue enhancement programs to make this acquisition a win-win for shareholders and the current customers and students of ICTS. Building on ICTS' well-established and high quality instructor-led educational experience and using our management's collective experience with campus schools, most recently with the turn around of Interboro Institute, we believe we can also turn ICTS around." Buntzman cited EVCI's successful financial operating history with Manhattan-based Interboro Institute as a measure of EVCI's skill in putting education and training organizations on track and as a motivation in completing the acquisition of ICTS. In its

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June 26, 2001 update report analyzing EVCI, Taglich Brothers, Inc. recognized that EVCI "management has shifted its focus to its on-campus educational and training services subsidiary." Taglich cited EVCI's ability to enhance the profitability of post-secondary educational institutions by noting that EVCI's "on-campus operations for 2000 generated pre-tax income of approximately $1.4 million on revenues of $7.5 million." In comparing these results to the year prior to the EVCI acquisition, the Taglich report noted that "the prior owners of the Interboro Institute generated a pre-tax loss in 1999 of approximately $3.2 million on revenues of $6.6 million." These figures led the analyst at Taglich to conclude: "This demonstrates that EVCI's management has the ability to generate profits from brick and mortar on-campus operations".

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The forward-looking statements in this news release about turning around ICTS, including the potential for opportunities for expanding CUPS and EVCI's operating plan, reflect management's current views with respect to future events and are subject to certain assumptions, risks and uncertainties. These include:
ICTS's problems may be more significant than currently perceived; competition is likely to increase; economic and market conditions may prevent EVCI from achieving its goals; ICTS's success may depend on EVCI's ability to obtain substantial additional financing; and the other specific risk factors described in EVCI's filings with the SEC, including its most recent Forms 10-KSB and 10-QSB. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated by any forward-looking statements. EVCI undertakes no obligation to update the information in this press release.